EXHIBIT 10.2

Description of Compensatory Plan adopted and set forth in Consent Minutes by the Board of Directors dated March 9, 1998.

The board adopted a compensatory stock plan to compensate certain consultants, professionals and employees with stock in lieu of cash and reserved 10 Million shares for issuance pursuant to such plan. The Board resolved to register such shares under Form S-8, and directed that stock be issued under such plan upon proper board resolution therefore.

The Plan provides for issuance of such stock to Thomas P. Raabe as legal counsel, Fred C. Boethling for business consulting fees for a strategic plan and management consulting and reserves additional shares for issuance to employees in the future. Shares issued under the plan will be valued at a 15% discount to the average bid price on the date of issuance on the OTC Bulletin Board.

The Company will pay the professional and consulting services upon presentation of invoices either in registered common stock or cash, at the option of the Company.